Exhibit 10.28

RECEPTOS, INC.

May 11, 2009

Marcus Boehm

Re:                             Offer of Employment with Receptos, Inc.

Dear Marcus:

Receptos, Inc. (the “Company”) is very pleased to offer you employment as its Vice President of Chemistry beginning immediately following the effective time of the combination (through a subsidiary merger) of the Company (formerly known as Receptor Pharmaceuticals, Inc.) and Apoptos, Inc.  This offer contains the basic terms of your employment with the Company.  If you agree to the terms and conditions set forth in this offer letter, please sign at the end of this letter in the space indicated.

1.                 Duties.  As the Company’s Vice President of Chemistry, you will be responsible for the Company’s medicinal chemistry, structure-based drug discovery and process chemistry research and development activities (internal and through partnerships), and you shall perform such duties as are ordinary, customary and necessary in your role.  You will report directly to the Company’s Chief Executive Officer (the “CEO”) who will be primarily responsible for evaluating your performance.  Of course, the Company may change your duties, compensation, benefits and place of employment from time to time as it deems necessary.  In addition, during your employment with the Company, you shall devote your best efforts and your full business time, skill and attention to the performance of your duties on behalf of the Company.

2.                 Compensation.  You will be compensated at a base rate of $210,000 per year, less all deductions and withholdings, to be paid in accordance with the Company’s standard payroll practices, as they may be changed from time to time.  In addition, you shall be eligible to receive an annual discretionary bonus of up to twenty percent (20%) of your base salary per 12-month period (pro rated for any partial period of less than 12 months), based upon a determination by the CEO and the Company’s Board of Directors (the “Board”) of the achievement of objectives to be set from time to time by the Board.  The first measurement period for this purpose will end on approximately December 31, 2009.  You will also receive (i) a grant of 800,000 shares of the Company’s common stock pursuant to a Restricted Stock Issuance Agreement in the form attached hereto as Exhibit B (the “Shares”), which grant will be made following the Company’s determination of the fair market value for the Shares after the start of your employment with the Company, as well as (ii) a cash starting bonus equal to 77.78% of such fair market value of the Shares (in the aggregate) which will be payable to you by the Company on the earlier of (x) the day the Company is required to effect withholding with respect to the value of the Shares, (y) the day following the closing of the first issuance of equity securities by the Company following the start of your employment with the Company in a financing transaction for gross proceeds to the Company of at least $10,000,000 and (z) January 1, 2010.  Note:  such starting bonus will be subject to such deductions and withholdings as are applicable to the issuance of the Shares as well as the payment of such bonus.  The Company may modify your compensation and benefits from time to time at its sole discretion.

3.                 Benefits.  The Company will provide you with participation in Company-sponsored employee benefits programs on the same basis as such benefits are generally available to its employees, as determined from time to time by the Board.  The Company may, from time to time, change these benefits.  Additional information regarding these benefits is available for your review.

4.                 Confidentiality Agreement.  One of the conditions of your employment with the Company is the maintenance of the confidentiality (and proprietary nature) of the Company’s proprietary and confidential information.  As such, you will be expected to sign the Company’s standard proprietary information and inventions agreement.

5.                 At-Will Employment.  Your employment with Company will be “at-will.”  This means that either you or Company may terminate your employment at any time, with or without cause, and with or without notice. Any contrary representations or agreements, which may have been made to you, are superseded by this offer letter.  The “at will” nature of your employment described in this offer letter shall constitute the entire agreement between you and Company concerning the nature and duration of your employment.  Though your duties, compensation, benefits and place of employment may change over time and you may be subject to incremental discipline that does not include a termination, none of these events change our agreement that you are an “at will” employee.  In addition, the fact that the rate of your salary, vesting schedule or other compensation is stated in units of years or months and that your vacation and sick leave accrue annually or monthly does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that you are guaranteed employment to the end of any period of time or for any period time.  The “at will” term of your employment with Company can only be changed in a writing signed by you and the Company.

6.                 Severance Payment.  Without limiting the provisions of the foregoing Section 5, assuming your employment with the Company shall have been continuous from your start date through the occurrence of the applicable event and you execute and deliver a general release of claims (in a customary form provided by the Company) of all claims against the Company or persons affiliated with the Company (with any potential revocation periods having expired), then:  (i) in the event, following any Corporate Transaction, of any Termination without Cause or any Constructive Termination, you will be entitled to receive a payment equal to your then current base salary rate calculated for a period of six (6) months and, if you elect to continue your health insurance coverage under COBRA, then the Company will reimburse you for the same portion of your monthly premiums over such six (6) month period under COBRA as it is then paying (relative to health insurance coverage) for active employees; and (ii) in the event, prior to any Corporate Transaction but at least one (1) year following the commencement of your employment with the Company pursuant to this offer letter, of any Termination without Cause or any Constructive Termination, you will be entitled to receive a payment equal to your then current base salary rate calculated for a period of at least three (3) months (with any period beyond three (3) months to be determined in the sole discretion of the Board) and, if you elect to continue your health insurance coverage under COBRA, then the Company will reimburse you for the same portion of your monthly premiums over such period of at least three (3) months (with any period beyond three (3) months to be determined in the sole discretion of the Board) under COBRA as it is then paying (relative to health insurance coverage) for active employees.  The defined terms in the preceding sentence have their respective meanings as set forth on Exhibit A attached hereto.

7.                 Arbitration.  To aid in the rapid and economical resolution of any disputes that may arise in the course of the employment relationship, you and the Company agree that any and all disputes, claims, or demands in any way arising out of or relating to the terms of this letter agreement, your employment relationship with the Company, or the termination of your employment relationship with the Company, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, California, conducted before a single neutral arbitrator selected and administered in accordance with the commercial arbitration rules of JAMS.  By agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding in any jurisdiction.  You will have the right to be represented by legal counsel at any arbitration proceeding, at your expense.  The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based; and (c) award to the prevailing party recovery of reasonable attorneys fees and costs, and determine which party shall be deemed the prevailing party and to what extent.  The Company shall pay the arbitration fee unless, at your request, you elect to pay up to one-half of the fees.  Nothing in this offer letter is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm (including, without limitation, pending the conclusion of any arbitration).

8.                 Miscellaneous.  This letter states the complete and exclusive terms and conditions of your offer and supersedes any and all prior agreements, whether written or oral.  By joining the Company, you are agreeing to abide by all applicable laws and regulations and all Company policies and procedures as they are established and that you will enter into the Company’s proprietary information and inventions agreement.  Violation of such laws, regulations, policies, procedures or proprietary information and inventions agreement may lead to immediate termination of employment.  The terms of this offer and your employment with the Company shall be governed in all aspects by the laws of the State of California.  This agreement may be executed in more than one counterpart, and signatures transmitted via facsimile shall be deemed equivalent to originals.  As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

We look forward to having you join us.  If you have any questions about the terms of this offer, please do not hesitate to call me to discuss our offer at your earliest convenience.

Best Regards,

/s/ William H. Rastetter
Name:	William H. Rastetter
Its:	Chief Executive Officer

I have read this offer and I understand and I accept its terms.

/s/ Marcus Boehm	Date: May 4, 2009
Marcus Boehm

Exhibit A

•         A “Corporate Transaction” is defined as any of the following: (x) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) unless, following the consummation thereof, the Company’s stockholders of record immediately prior thereto hold more than fifty percent (50%) of the voting power of the surviving or acquiring entity or any direct or indirect parent entity of any such entity; (y) the sale, transfer or other disposition of all or substantially all of the assets of the Company by means of any transaction or series of related transactions unless, following the consummation thereof, the Company’s stockholders of record immediately prior thereto hold more than fifty percent (50%) of the voting power of the acquiring entity or any direct or indirect parent entity of any such entity; or (z) a sale of all or substantially all of the capital stock of the Company unless, following the consummation thereof, the Company’s stockholders of record immediately prior thereto hold more than fifty percent (50%) of the voting power of the acquiring entity or any direct or indirect parent entity of any such entity; provided, however, that notwithstanding the foregoing, a Corporate Transaction shall not include (i) any sale of securities by the Company the primary purpose of which is to generate financing for the Company or (ii) any transaction effected exclusively for the purpose of changing the domicile of the Company.

•         A “Termination without Cause” means the termination, by the Company or one or more of its parent or subsidiary corporations, of any employment or consulting relationship between you and the Company or one or more of its parent or subsidiary corporations for any reason other than: (i) your commission of any act of fraud or embezzlement; (ii) any intentional, unauthorized use or disclosure of material confidential information or trade secrets of the Company or one or more of its parent or subsidiary corporations by you; or (iii) any other intentional misconduct by you (including severe absenteeism) which adversely affects the business or affairs of the Company or one or more of its parent or subsidiary corporations in a material manner.

•         A “Constructive Termination” means your election in a written notice to the Company or one or more of its parent or subsidiary corporations to terminate any employment or consulting relationship where such notice is delivered within thirty (30) days after any of the following: (i) a material reduction in your level of duties or responsibilities or the nature of your functions; (ii) a material reduction in your base salary or potential total cash compensation (consisting of base salary and target bonus); or (iii) a relocation of your principal place of employment by more than fifty (50) miles, if the new location is both (A) more than fifty (50) miles from your principal residence and (B) farther from your principal residence than your principal place of employment immediately before such relocation.